Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
April 27, 2016	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Results for the First Quarter of 2016

Declares Cash Dividend of $0.20 per Share

(Manhattan, KS, April 27, 2016) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported net earnings of $2.3 million ($0.62 per diluted share) for the quarter ended March 31, 2016, compared to $2.8 million ($0.77 per diluted share) for the first quarter of 2015. Management will host a conference call to discuss these results at 10:00 a.m. (central time) on Thursday, April 28, 2016. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through May 28, 2016, by dialing (877) 344-7529 and using conference number 10084702.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid May 25, 2016, to common stockholders of record on May 11, 2016.

Michael E. Scheopner, President and Chief Executive Officer, commented: “We are pleased to announce net earnings of $2.3 million during the first quarter of 2016. Landmark delivered growth in core earnings as we began 2016, although the earnings were lower than the earnings in the first quarter of 2015, as first quarter 2015 earnings were affected by a credit provision for loan losses of $1.0 million resulting from a large recovery on a previously charged-off construction loan. During the first quarter of 2016, return on average assets was 1.04% compared to 1.30% in the first quarter of 2015. Return on average equity was 11.04% and 15.41% over the same periods, respectively. We are pleased with our continued strong performance, despite the uncertain economic outlook and low interest rate environment. We believe that Landmark’s risk management practices and capital strength continue to position us well for long-term growth. Our commitment to community banking – meeting the financial needs of families and businesses with service that is both personal and high-tech – continues to build our presence across Kansas.”

First Quarter Financial Highlights

Net interest income was $6.4 million for the quarter ended March 31, 2016, an increase of $110,000, or 1.8%, from the first quarter of 2015. The increase in net interest income was primarily the result of a 1.5% increase in our average interest-earning assets, from $780.0 million in the first quarter of 2015 to $792.0 million in the first quarter of 2016. Net interest margin, on a tax equivalent basis, was 3.47% in the first quarter of 2016, unchanged from the same period a year earlier.

During the first quarter of 2016, a $50,000 provision for loan losses was recorded compared to a credit provision for loan losses of $1.0 million during the first quarter of 2015. The credit provision for loan losses during the first quarter of 2015 was primarily the result of the recovery of $1.7 million on a previously charged-off construction loan.

Total non-interest income was $3.9 million in the first quarter of 2016, an increase of $131,000, or 3.5%, compared to the same period of 2015. The increase in non-interest income was primarily the result of recording a $12,000 gain on sales of investment securities in the first quarter of 2016 compared to a loss of $254,000 on sales of investment securities during the first quarter of 2015. Partially offsetting the impact of the sales of investment securities, was a decline in our gains on sales of loans of $149,000 as a result of decreased volumes of one-to-four family residential real estate loans originated and sold during the first quarter of 2016 compared to the same period of 2015.

Non-interest expense increased $51,000, or 0.7%, to $7.2 million for the first quarter of 2016 compared to the same period a year earlier. The higher non-interest expense was primarily the result of increases of $80,000, or 2.2%, in compensation and benefits, $42,000 in advertising and $40,000 in foreclosure and real estate owned expense between the two quarters. These increases were partially offset by decreases of $38,000 in other non-interest expense, $36,000 in data processing and $15,000 each in occupancy and equipment and in professional fees. The increase in advertising expense reflected costs associated with advertising our deposit programs, while the increase in foreclosure and real estate owned expense was primarily related to other real estate properties. The decrease in data processing was primarily the result of lower costs associated with new contract terms that began in the first quarter of 2016. During the first quarter of 2016, we recorded income tax expense of $809,000, compared to $1.2 million during the same period of 2015. Our effective tax rate decreased from 29.6% in the first quarter of 2015 to 26.2% in the first quarter of 2016, as a result of lower earnings before income taxes.

Balance Sheet Highlights

Total assets increased $14.1 million, or 1.6%, to $892.5 million at March 31, 2015, from $878.4 million at December 31, 2015. Net loans were flat at $419.9 million at March 31, 2016 compared with year-end 2015. Investment securities increased $19.9 million, or 5.5%, to $377.8 million at March 31, 2016, from $357.9 million at December 31, 2015. Deposits decreased $6.3 million, or 0.9%, to $708.4 million at March 31, 2016, from $714.7 million at December 31, 2015. Stockholders’ equity increased to $85.2 million (book value of $23.79 per share) at March 31, 2016, from $80.6 million (book value of $22.82 per share) at December 31, 2015. The ratio of equity to total assets increased to 9.55% at March 31, 2016, from 9.17% at December 31, 2015, and the ratio of tangible equity to tangible assets increased to 7.29% from 6.86% as of the same dates.

At March 31, 2016, the allowance for loan losses was $5.9 million, or 1.38% of gross loans outstanding, compared to $5.9 million, or 1.39% of gross loans outstanding, at December 31, 2015. Non-performing loans increased to $2.7 million, or 0.64% of gross loans, at March 31, 2016, from $2.2 million, or 0.51% of gross loans, at December 31, 2015. We recorded net loan charge-offs of $103,000 during the first quarter of 2016 compared to net loan recoveries of $1.6 million during the first quarter of 2015. The net loan recoveries during 2015 were primarily associated with the recovery of $1.7 million on a $4.3 million construction loan, which had been fully charged-off during 2010 and 2011. As of March 31, 2016, the Company has recovered approximately $2.4 million of the loan and continues to pursue collection of the remaining amount.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi)  changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; (xvi) cyber-attacks; and (xvii) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	March 31,	December 31,
	2016	2015
ASSETS:
Cash and cash equivalents	$9,853	$13,569
Investment securities	377,770	357,935
Loans, net	419,879	419,923
Loans held for sale	13,423	14,465
Premises and equipment, net	20,844	20,958
Bank owned life insurance	18,284	18,164
Goodwill	17,532	17,532
Other intangible assets, net	4,188	4,304
Other assets	10,681	11,526
TOTAL ASSETS	$892,454	$878,376

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$708,392	$714,727
Federal Home Loan Bank and other borrowings	81,367	70,658
Other liabilities	17,495	12,421
Total liabilities	807,254	797,806
Stockholders' equity	85,200	80,570
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$892,454	$878,376

LOANS (unaudited):

One-to-four family residential real estate	$132,321	$131,930
Construction and land	15,268	15,043
Commercial real estate	118,481	118,983
Commercial	59,391	61,300
Agriculture	73,158	71,030
Municipal	7,736	7,636
Consumer	19,544	19,894
Net deferred loan costs and loans in process	(151)	29
Allowance for loan losses	(5,869)	(5,922)
Loans, net	$419,879	$419,923

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$2,727	$2,168
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	310	1,000
Total non-performing assets	$3,037	$3,168

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.22%	0.33%
Total non-performing loans to gross loans outstanding	0.64%	0.51%
Total non-performing assets to total assets	0.34%	0.36%
Allowance for loan losses to gross loans outstanding	1.38%	1.39%
Allowance for loan losses to total non-performing loans	215.22%	273.15%
Equity to total assets	9.55%	9.17%
Tangible equity to tangible assets (1)	7.29%	6.86%
Book value per share	$23.79	$22.82

(1) Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders' equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended March 31,
	2016	2015
Interest income:
Loans	$5,202	$5,188
Investment securities and other	1,972	1,875
Total interest income	7,174	7,063

Interest expense:
Deposits	277	278
Borrowed funds	493	491
Total interest expense	770	769

Net interest income	6,404	6,294
Provision for loan losses	50	(1,000)
Net interest income after provision for loan losses	6,354	7,294

Non-interest income:
Fees and service charges	1,729	1,682
Gains on sales of loans, net	1,794	1,943
Bank owned life insurance	120	122
Gains (losses) on sales of investment securities, net	12	(254)
Other	239	270
Total non-interest income	3,894	3,763

Non-interest expense:
Compensation and benefits	3,801	3,721
Occupancy and equipment	1,056	1,071
Professional fees	219	234
Amortization of intangibles	337	335
Data processing	311	347
Advertising	166	124
Federal deposit insurance premiums	110	119
Foreclosure and real estate owned expense	65	25
Other	1,097	1,135
Total non-interest expense	7,162	7,111

Earnings before income taxes	3,086	3,946
Income tax expense	809	1,169
Net earnings	$2,277	$2,777

Net earnings per share (1)
Basic	$0.64	$0.79
Diluted	0.62	0.77

Shares outstanding at end of period (1)	3,580,826	3,504,295

Weighted average common shares outstanding - basic (1)	3,556,798	3,502,686
Weighted average common shares outstanding - diluted (1)	3,652,227	3,600,546

OTHER DATA (unaudited):

Return on average assets (2)	1.04%	1.30%
Return on average equity (2)	11.04%	15.41%
Return on average tangible equity (2) (3)	14.97%	22.02%
Net interest margin (2) (4)	3.47%	3.47%

(1) Share and per share values at or for the periods ended March 31, 2015 have been adjusted to give effect to the 5% stock dividend paid during December 2015.

(2) Information for the three months ended March 31 is annualized.

(3) Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders' equity reduced by average goodwill and average other intangible assets, net.

(4) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.